March 22, 2016                                        EXHIBIT 10.1

Amir Rosenthal

Via Hand Delivery

Dear Amir,

It is my pleasure to offer you the position of interim Chief Executive Officer for the Performance Sports Group Ltd. (“the Company”) effective March 22, 2016. This offer supersedes all previous discussions. The key elements of our job offer are as follows:

1.
Employment: You will assume the position of interim Chief Executive Officer (“CEO”) commencing on March 22, 2016, immediately following the exit of the current CEO. In this interim role, you will report directly to Board of Directors (“BOD”) of the Company. This role is based in our Exeter, New Hampshire corporate office.

2.
Compensation: Your annual base salary will remain $475,000.00 (four hundred seventy-five thousand US dollars). In consideration for your service in the role of interim CEO, you will receive an additionaly monthly stipend of $12,500.00 (twelve thousand five hundred US dollars), paid in biweekly payments of $5,769.24 (less taxes and withholdings).

3.	Annual Bonus: Your annual bonus target will be increased to 100% (one hundred percent) during the period that you serve as interim CEO.

This letter is intended to cover the key points of the offer. All other terms and conditions of your Employment Agreement (attached) remain in full force and effect.

If you agree with the written terms, please indicate your acceptance of this offer by signing below and returning to me.

Amir, on behalf of the entire Board of Directors, I’m looking forward to your continued leadership as you embark on this new role as the interim leader of the entire Performance Sports Group organization!

Sincerely,

/s/ Bernard McDonell

Bernard McDonell
Chairman of the Board

Performance Sports Group Ltd.

____________________________________________________________________________________

I accept and agree to the terms of the above offer of employment.

/s/ Amir Rosenthal_______________________________
Amir Rosenthal

Date: _March 25, 2016___________________________